Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements were prepared to reflect the proposed merger of Shurgard into a subsidiary of Public Storage pursuant to which Public Storage would issue to Shurgard shareholders 0.82 of a share of Public Storage common stock in exchange for each Shurgard common share they own. The merger will be accounted for using the purchase method as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations,” with intangible assets, if any, to be recorded in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The allocation of the purchase price reflected in the pro forma condensed consolidated balance sheet is preliminary and is subject to change. We can give no assurance that when the audit with respect to such allocation of purchase price is completed the financial information will not change or that any change will not be material.

The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 has been prepared to reflect the merger, as if the merger occurred on December 31, 2005. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005 has been prepared assuming the merger occurred on January 1, 2005. The adjustments made to the pro forma condensed consolidated balance sheet have been made to reflect the financing of the merger and the allocation of the purchase price and other costs of the merger to the tangible and intangible assets acquired. The adjustments made to the pro forma condensed consolidated statement of income have been made to reflect the estimated impact on interest income and interest expense as a result of financing the merger, the impact of eliminating certain duplicate administrative costs that will be eliminated as a result of the merger, the impact on depreciation and amortization expense of increasing the carrying values of the real estate assets and intangible assets acquired, as well as to reclassify certain items in Shurgard’s historical balances in order to conform to Public Storage’s presentation.

The pro forma adjustments are based on available information and on certain assumptions as set forth in the notes to the pro forma condensed consolidated financial statements that we believe are reasonable in the circumstances. The pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of Public Storage and Shurgard, which are included in their respective Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (the “Commission”). You can find these reports at the Commission’s website at http://www.sec.gov.

The following pro forma condensed consolidated financial statements do not purport to represent what Public Storage’s results of operations would actually have been if the merger had in fact occurred as of January 1, 2005 or to project Public Storage’s results of operations for any future date or period. We cannot assure you that the assumptions used in the preparation of the pro forma condensed consolidated financial information will prove to be correct.

As a result of the merger, Public Storage believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Public Storage expects such cost efficiencies in telephone directory advertising, property insurance, and payroll cost with respect to supervisory personnel. In addition, some of Shurgard’s facilities will be subject to property tax reappraisal resulting in increases to property tax expense. Public Storage is evaluating the potential cost savings and increase in property taxes; however, it is not able to quantify the amount of such savings or costs at this time. Accordingly, no adjustments have been made to the pro forma condensed consolidated statement of income to reflect expected cost savings or increases to property taxes.

PUBLIC STORAGE, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2005

(Unaudited)

(Amounts in thousands, except per share data)

			Pro Forma Merger Adjustments
	Public Storage	Shurgard	Purchase	Valuation	Public Storage Post-Merger
	(Historical)	(Historical)	(Note 2)	(Note 3)	(Pro Forma)
ASSETS
Cash and cash equivalents	$493,501	$39,778	$(510,810)	$—	$22,469
Operating real estate facilities, net of accumulated depreciation	4,430,356	2,692,087	—	2,285,818	9,408,261
Construction in process	54,472	67,073	—	—	121,545
Properties held for sale	—	6,774	—	—	6,774
Restricted cash	—	4,972	—	—	4,972
Investment in real estate entities	328,555	—	—	—	328,555
Goodwill	78,204	27,440	—	(27,440)	78,204
Intangible assets, net	98,081	—	—	384,716	482,797
Other assets	69,317	119,248	—	(41,148)	147,417
Unallocated Purchase price	—	—	3,260,953	(3,260,953)	—

Total assets	$5,552,486	$2,957,372	$2,750,143	$(659,007)	$10,600,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Lines of credit	$—	$583,500	$(383,500)	$—	$200,000
Notes payable	113,950	1,275,720	—	16,445	1,406,115
Debt to joint venture partner	35,697	—	—	—	35,697
Preferred stock called for redemption	172,500	—	—	—	172,500
Accrued and other liabilities	159,360	181,435	—	(11,350)	329,445

Total liabilities	481,507	2,040,655	(383,500)	5,095	2,143,757
Minority interest—preferred	225,000	—	—	—	225,000
Minority interest—other	28,970	116,365	—	—	145,335
Shareholders’ equity:
Preferred stock	2,498,400	131,183	(136,250)	5,067	2,498,400
Common stock	12,809	47	4,089	(47)	16,898
Equity stock	—	—	—	—	—
Additional paid in capital	2,430,671	1,142,288	3,265,804	(1,142,288)	5,696,475
Cumulative net income	3,189,266	—	—	—	3,189,266
Accumulated deficit		(459,586)	—	459,586	—
Accumulated other comprehensive loss	—	(13,580)	—	13,580	—
Cumulative distributions paid	(3,314,137)	—	—	—	(3,314,137)

Total shareholders’ equity	4,817,009	800,352	3,133,643	(664,102)	8,086,902

Total liabilities and shareholders’ equity	$5,552,486	$2,957,372	$2,750,143	$(659,007)	$10,600,994

Book value per common share (Note 4)	$16.43	$14.12			$31.80

Common shares outstanding (Note 4)	128,090	47,042			168,979

See Accompanying Notes to Pro Forma Condensed Consolidated Balance Sheet

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2005

(Unaudited)

1. PRO FORMA MERGER ADJUSTMENTS:

The merger will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the acquired assets and liabilities based upon their respective estimated fair values. Pursuant to the merger, Shurgard would be merged into a subsidiary of Public Storage, and Public Storage would issue to Shurgard shareholders 0.82 of a share of Public Storage common stock in exchange for each Shurgard common share that they own. In connection with the merger, all outstanding Shurgard stock options will become immediately vested as of the close of the merger and approximately 21,190 restricted stock units will be issued to employees, of which 25% will vest immediately after the close of the merger. The remaining 75% will vest ratably after the effective time of the merger on each of the first five anniversaries of the closing date of the merger if the holder of such Public Storage restricted stock units continues to be employed by Public Storage or its subsidiaries on the applicable vesting date.

In connection with the merger, Shurgard’s line of credit will be repaid and all of its preferred stock will be redeemed at liquidation value plus any accrued and unpaid distributions. Public Storage expects to fund these activities with cash on-hand, borrowings on its $200 million line of credit or other forms of capital including, but not limited to, the proceeds from exercise of Shurgard stock options, the proceeds from the issuance of additional preferred stock, borrowings from the expansion of Public Storage’s existing line of credit, and short-term bridge financing.

The purchase price of the net assets to be acquired pursuant to the merger will be equal to the fair value of the Public Storage common stock to be issued combined with the direct costs associated with the merger. In determining the fair value of the Public Storage common stock to be issued in the merger a share price of $79.97 has been used in these pro forma financial statements. This fair value was based on the average closing price of a share of Public Storage common stock on the New York Stock Exchange for the period between the five business days before and the five business days after the announcement of the merger (March 7, 2006) where closing prices varied from between a high of $82.98 and a low of $77.17 per common share.

Direct costs related to the merger are estimated at approximately $90.0 million, consisting of (i) estimated financial advisory, legal, accounting, and filing fees, costs of issuing the Public Storage common stock in the merger, and other miscellaneous expenses totaling approximately $58.0 million, and (ii) estimated severance payments and retention bonuses, that we expect not to be contingent on future employment after the effective time of the merger, of approximately $32.0 million.

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

December 31, 2005

(Unaudited)

The following reflects the preliminary determination of purchase price, and the allocation of the purchase price to the net assets acquired:

Amounts in thousands, except share price and conversion ratio
PURCHASE PRICE:
Outstanding Shurgard common shares at December 31, 2005	47,042
Outstanding Shurgard stock options at December 31, 2005	2,818
Restricted stock units issued to employees of Shurgard at the completion of the merger that become immediately vested	5

49,865
Conversion ratio into Public Storage common stock	0.82

Pro forma Public Storage common shares to be issued	40,889
Fair value of Public Storage common stock	$79.97

Aggregate fair value of Public Storage common stock	$3,269,893
Less aggregate exercise price of stock options at December 31, 2005	(98,940)
Estimated direct costs of the merger	90,000

Total Purchase Price	$3,260,953

PRELIMINARY ALLOCATION OF PURCHASE PRICE:
Cash and cash equivalents	$39,778
Operating real estate facilities	4,977,905
Construction in process	67,073
Properties held for sale	6,774
Restricted cash	4,972
Intangible assets	384,716
Other assets	78,100
Accrued and other liabilities	(170,085)
Lines of credit	(583,500)
Notes payable	(1,292,165)
Minority interest	(116,365)
Preferred stock	(136,250)

Total allocated Purchase Price to net assets acquired	$3,260,953

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

December 31, 2005

(Unaudited)

2. PRO FORMA PURCHASE PRICE ADJUSTMENTS:

The following pro forma adjustments have been made to reflect the above Purchase Price of the merger as of December 31, 2005:

(Amounts in thousands)
Cash and cash equivalents have been reduced to reflect:
• Repayment of outstanding borrowings under Shurgard’s line of credit as of December 31, 2005	$(583,500)
• Redemption of Shurgard’s preferred stock as of December 31, 2005	(136,250)
• Estimated direct costs and expenses of the merger	(90,000)
• Exercise price of Shurgard stock options	98,940
• Borrowings on Public Storage’s line of credit	200,000

$(510,810)

Line of credit has been decreased to reflect:
• Repayment of outstanding borrowings under Shurgard’s line of credit as of December 31, 2005	$(583,500)
• Borrowings under PSA’s line of credit to fund cash requirements of merger	200,000

$(383,500)

Preferred stock has been decreased to reflect the redemption of Shurgard’s outstanding preferred stock at liquidation value	$(136,250)

Common stock has been increased to reflect the issuance of 40.9 million shares of Public Storage common stock with a par value of $0.10 per share	$4,089

Paid-in capital has been increased to reflect the issuance of common stock at fair value	$3,265,804

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

December 31, 2005

(Unaudited)

3. PRO FORMA VALUATION ADJUSTMENTS:

The following pro forma adjustments have been made to reflect the preliminary allocation of the Purchase price to the net assets acquired as of December 31, 2005:

(Amounts in thousands)
Operating real estate facilities has been increased to reflect the fair value of the real estate facilities to be acquired in the merger (purchase price allocation of $4,977,905 less Shurgard’s historical net book value of $2,692,087)	$2,285,818

Goodwill has been reduced to eliminate Shurgard’s historical balance	$(27,440)

Intangible assets has been increased to reflect the estimated value of Shurgard’s existing customer base	$384,716

Other assets has been reduced to reflect no allocation of the Purchase price associated with Shurgard’s historical unamortized financing costs and other miscellaneous assets	$(41,148)

Notes payable has been increased to adjust Shurgard’s historical balances to estimated fair value	$16,445

Accrued and other liabilities has been reduced to eliminate accrued expenses incurred by Shurgard with respect to the exploration of strategic alternatives	$(11,350)

Preferred stock has been increased to reflect Shurgard’s historical carrying amounts at liquidation value	$5,067

Shurgard’s historical equity has been eliminated as follows:
Common stock	$(47)

Paid-in-capital	$(1,142,288)

Accumulated deficit	$459,586

Accumulated other comprehensive loss	$13,580

4. BOOK VALUE PER SHARE OF COMMON STOCK

Book value per common share has been determined by dividing total shareholders’ equity less the liquidation value of Preferred Stock and the Public Storage Equity Stock, Series A by the outstanding common shares. The following summarizes the pro forma common shares outstanding:

Public Storage’s historical common shares outstanding at December 31, 2005	128,090
Pro forma Public Storage common shares to be issued to shareholders of Shurgard (see Note 1 above)	40,889

Pro Forma Public Storage common shares outstanding	168,979

PUBLIC STORAGE, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year Ended December 31, 2005

(Unaudited)

(Amounts in thousands, except per share data)

	Public Storage, Inc.	Shurgard Storage Centers, Inc.	Pro forma Reclassifications (Note 1)	Pro forma Merger Adjustments (Note 2)	Public Storage, Inc.
	Historical	Historical			Pro Forma
Revenues:
Rental income:
Self-storage facilities	$952,284	$—	$453,286	$—	$1,405,570
Commercial and containerized storage	28,057	—	—	—	28,057
Storage centers operations	—	478,292	(478,292)	—	—
Ancillary operations	64,173	—	27,336	—	91,509
Interest and other income	16,447	4,922	1,416	(14,050)	8,735

	1,060,961	483,214	3,746	(14,050)	1,533,871

Expenses:
Cost of operations:
Self-storage facilities	320,919	—	222,994	—	543,913
Commercial and containerized storage	17,334	—	—	—	17,334
Ancillary operations	40,378	—	9,663	—	50,041
Operating	—	232,657	(232,657)	—	—
Real estate development	—	10,042	—	—	10,042
Depreciation and amortization	196,397	95,670	—	327,279	619,346
Impairment and abandoned project expense	—	3,354	—	(3,354)	—
General and administrative	21,115	35,318	—	(26,142)	30,291
Interest expense	8,216	—	105,584	(24,076)	89,724

	604,359	377,041	105,584	273,707	1,360,691

Other Income (Expense):
Costs related to takeover proposal and exploration of strategic alternatives	—	(13,775)	—	13,775	—
Interest expense	—	(105,584)	105,584	—	—
Loss on derivatives, net	—	(2,122)	—	—	(2,122)
Foreign exchange loss	—	(9,665)	—	—	(9,665)
Interest income and other	—	3,746	(3,746)	—	—

Other expense, net	—	(127,400)	101,838	13,775	(11,787)

Income (loss) from continuing operations before the following items	456,602	(21,227)	—	(273,982)	161,393
Equity in earnings of real estate entities	24,883	60	—	—	24,943
Casualty loss	(1,917)	—	—	—	(1,917)
Gain on disposition of real estate and real estate investments	3,099	—	—	—	3,099
Minority interest in income (loss)	(32,651)	20,936	—	—	(11,715)
Income tax expense	—	(636)	—	—	(636)

Income (loss) from continuing operations	$450,016	$(867)	$—	$(273,982)	$175,167

Earnings (loss) per common share from continuing operations (Note 3):
Basic	$1.93	$(0.28)			$(0.16)
Diluted	$1.92	$(0.28)			$(0.16)
Weighted average shares outstanding (Note 3):
Basic	128,159	46,660		(6,022)	168,797
Diluted	128,819	46,660		(6,682)	168,797

See Accompanying Notes to Pro-Forma Condensed Consolidated Statements of Income.

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year Ended December 31, 2005

(Unaudited)

1. PRO FORMA RECLASSIFICATION ADJUSTMENTS:

Reclassification adjustments have been made to certain Shurgard’s historical amounts to conform to Public Storage’s presentation as follows:

(Amounts in thousands)
“Rental income: Self-storage facilities” has been increased to reflect rental income reclassified from “Storage center operations”	$453,286

“Storage center operations” has been decreased to reflect :
• Rental income reclassified to “Rental income: Self-storage facilities”	$(453,286)
• Income from tenant reinsurance activities has been reclassified to “Revenues: Ancillary operations”	(8,105)
• Retail sales and truck rental income reclassified to “Ancillary operations”	(16,901)

$(478,292)

“Ancillary operations” has been increased to reflect :
• Retail sales and truck rental income included in “Storage center operations”	$16,901
• Income from tenant reinsurance activities included in “Revenues: Storage center operations”	8,105
• Income from tenant reinsurance activities included in “Interest and other income”	2,330

$27,336

“Interest and other income” has been increased to reflect:
• Income from tenant reinsurance activities reclassified to “Ancillary operations”	$(2,330)
• Reclassification of Shurgard’s interest and other income included under the caption “Other Income (Expense)” to “Interest and other income” under the caption “Revenues”	3,746

$1,416

“Cost of operations: Self-storage facilities” has been increased to reflect cost of operations included in “Expenses: Operating”	$222,994

“Cost of operations: Ancillary operations” has been increased to reflect cost of operations with respect to retail sales, rental trucks, and tenant reinsurance included in “Expenses: Operating”	$9,663

“Expenses: Operating” has been decreased to reflect :
• Cost of operations reclassified to “Cost of operations: Self-storage facilities”	$(222,994)
• Retail sales, rental truck and tenant reinsurance expenses reclassified to “Cost of Operations: Ancillary operations”	(9,663)

$(232,657)

“Expenses: Interest expense” has been increased to reflect the reclassification of Shurgard’s historical interest expense included “Other Income (Expense): Interest expense”	$105,584

“Other Income (Expense): Interest expense” has been decreased to reflect the reclassification of Shurgard’s historical interest expense to “Expenses: Interest expense”	$105,584

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME—(Continued)

For the year Ended December 31, 2005

(Unaudited)

(Amounts in thousands)
“Other Income (Expense): Interest income and other” has been decreased to reflect the reclassification of Shurgard’s historical amounts to “Revenues: Interest and other income”	$(3,746)

2. PRO FORMA MERGER ADJUSTMENTS:

In connection with the merger, borrowings under Shurgard’s line of credit will be repaid, Shurgard’s outstanding preferred stock will be redeemed at liquidation value plus any accrued and unpaid distributions, and we expect to incur merger related costs of approximately $90.0 million. Public Storage expects to fund these capital requirements with cash on-hand, borrowings on its $200 million line of credit or other forms of capital including, but not limited to, the proceeds from the issuance of additional preferred stock, expansion of the existing line of credit, and short-term bridge financing.

Pro forma adjustments have been made to reflect the following financing assumptions with respect to the merger:

(Amounts in thousands)
Sources of funds:
Borrowings under Public Storage’s existing line of credit	$200,000
Average available cash on-hand during 2005	415,072
Estimated proceeds from the exercise of Shurgard stock options	98,925

$713,997

Uses of funds:
Repay average outstanding borrowings under Shurgard’s line of credit during 2005	$487,747
Redeem Shurgard’s outstanding preferred stock	136,250
Merger related costs	90,000

$713,997

The following pro forma adjustments have been recorded to reflect the impact of the above related merger financing:

An adjustment has been made to eliminate interest income earned on average invested Public Storage cash balances of $415.1 million. Such balance is assumed to have been used to fund cash needs of the merger. For purpose of determining historical interest income, an average rate per annum of 3.39% was used, representing Public Storage’s average investment rates	$(14,050)

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME—(Continued)

For the year Ended December 31, 2005

(Unaudited)

(Amounts in thousands)
Interest expense was reduced to reflect:
• Elimination of historical interest expense with respect to Shurgard’s line of credit which is assumed to have been repaid at the beginning of the year	$(22,832)
• Interest expense with respect to pro forma borrowings of $200.0 million under Public Storage’s line of credit using Public Storage’s current borrowing rates of approximately 5.61% per annum	11,220

         Public Storage’s line of credit bears interest at a variable rate equal to LIBOR plus 0.45%. If LIBOR were to increase by .125%, interest expense would increase by $250,000 per annum (a .125% reduction in LIBOR would result in a reduction to interest expense of $250,000).

• Elimination of Shurgard’s historical amortization of debt issuance costs	(8,336)
• Amortization of the pro forma loan premium resulting from recording Shurgard debt at fair value in connection with the purchase price allocation	(4,128)

$(24,076)

Pro forma adjustments have been made to depreciation and amortization expense to:
• Eliminate Shurgard’s historical depreciation and amortization expense	$(95,670)
• Record depreciation expense based on the purchase price allocated to real estate facilities. Depreciation was calculated based on an expected useful life of 25 years assuming approximately 80% of the fair value allocated to Shurgard’s real estate facilities was allocated to buildings and 20% allocated to land. This allocation is based on Shurgard’s existing portfolio and is subject to change based on final evaluations and completion of the merger.	159,293
• Record amortization of intangible assets based on the purchase price allocated to the existing customer base in place. Amortization was computed based upon the increased net operating income to be received assuming the current tenant base is in place, as compared to the net operating income that would be achieved were the facilities acquired with no tenant base in place. Future amortization will decline substantially to approximately $77,301 in the second year following the merger, $17,728 in the third year following the merger, and an aggregate of $26,031 in ensuing years.	263,656

$327,279

Pro forma adjustments have been recorded to eliminate Shurgard’s historical impairment and abandoned project expense, which we assume would have been factored into the purchase price allocation by reducing the net book value of the related assets to a lower fair value.	$(3,354)

Pro forma adjustments have been recorded to reduce general and administrative expenses for redundant expenses that we expect to eliminate as a result of the merger, such as personnel cost, audit fees and other costs of being a separate public company	$(26,142)

Pro forma adjustment has been made to eliminate costs incurred by Shurgard with respect to takeover proposal and exploration of strategic alternatives resulting in the merger.	$(13,775)

Public Storage believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Public Storage expects cost efficiencies in telephone directory advertising, property insurance, and payroll cost with respect to supervisory personnel. In addition, some of Shurgard’s facilities will be subject to property tax reappraisal resulting in increases to property tax expense. Public Storage is evaluating the potential cost savings and increase in property

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME—(Continued)

For the year Ended December 31, 2005

(Unaudited)

taxes; however, it is not able to quantify the amount of such savings or costs at this time. Accordingly, no adjustments have been made to the pro forma condensed consolidated statement of income to reflect expected cost savings or increases to property taxes.

3. PRO FORMA EARNINGS PER COMMON SHARE:

For purposes of determining basic and diluted earnings per common share, income (loss) from continuing operations was allocated to preferred shareholders, Equity Stock, Series A shareholders and common shareholders as follows:

	Public Storage, Inc.	Shurgard Storage Centers, Inc.	Pro forma Reclassifications (Note 1)	Pro forma Merger Adjustments (Note 2)	Public Storage, Inc.
	Historical	Historical			Pro Forma
	(Amounts in thousands)
Allocation of income (loss) from continuing operations:
To preferred shareholders and other	$180,555	$12,153	$—	$(12,153)	$180,555
To equity stock, Series A shareholders	21,443	—	—	—	21,443
To common shareholders	248,018	(13,020)	—	(261,829)	(26,831)

Total income from continuing operations	$450,016	$(867)	$—	$(273,982)	$175,167

In connection with the merger, Shurgard’s preferred stock would be redeemed and restricted shares would become fully vested. As a result, a pro forma merger adjustment was made to eliminate historical income allocated to such securities totaling $12,153,000.

Historical weighted average shares outstanding were reduced by 6,022,000 and 6,682,000 shares for purposes of determining earnings per common share on a basic and diluted basis, respectively. These reductions were determined as follows:

	Basic	Diluted
	(Amounts in thousands, except conversion ratio)
Shurgard historical weighted average shares outstanding.	46,660	46,660
Impact from outstanding restricted stock awards not included in Shurgard’s historical weighted average shares due to antidilution	75	75
Outstanding Shurgard stock options at December 31, 2005	2,818	2,818
Restricted stock units issued to employees of Shurgard at the completion of the merger	5	21

	49,558	49,574
Conversion ratio	0.82	0.82

Pro forma weighted average shares	40,638	40,651
Less historical Shurgard weighted average shares	(46,660)	(46,660)
Less adjustment to eliminate the impact of outstanding stock options and restricted stock from diluted shares, because there is a loss allocable to common shareholders and as including these items would be anti-dilutive	—	(673)

Pro forma adjustment	(6,022)	(6,682)